UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NYFIX, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	06-1344888
(State or Other Jurisdiction of	(IRS Employer Identification No.)
Incorporation)

100 Wall Street
New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)
NYFIX, Inc. 2007 Omnibus Equity Compensation Plan
(Full Title of the Plan)
Janet M. Kissane
NYFIX, Inc.
100 Wall Street
New York, NY 10005
(Name and Address of Agent for Service)
(646) 525-3000
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by NYFIX, Inc., a Delaware corporation (the “Registrant”), removes from registration all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered under the Registration Statement on Form S-8 (File Number 333-146446) filed by the Registrant on October 2, 2007 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 9,450,000 shares of Common Stock relating to the Registrant’s NYFIX, Inc. 2007 Omnibus Equity Compensation Plan.
     On November 30, 2009, CBR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of NYSE Technologies, Inc., merged with and into the Registrant (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of August 26, 2009 by and among the Registrant, NYSE Technologies, Inc. and CBR Acquisition Corp., with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of NYSE Technologies, Inc.
     As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. The Registrant is therefore filing this Post-Effective Amendment to remove from registration all shares of Common Stock registered under the Registration Statement that remain available for issuance and sale thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 10, 2009.

NYFIX, INC.
By:	/s/ Janet M. Kissane
	Name:	Janet M. Kissane
	Title:	Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Lawrence E. Leibowitz Lawrence E. Leibowitz	President and Director (Principal Executive Officer)	December 10, 2009
/s/ Janet M. Kissane Janet M. Kissane	Vice President, Secretary and Director	December 10, 2009
/s/ Courtney Leimkuhler Courtney Leimkuhler	Director	December 10, 2009